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     On March 6, 2008 officers of EnPro Industries, Inc. (“EnPro”) made a presentation at the Davenport Building Materials and Basic Industry Conference held in New York, New York and webcast live. A transcript of the presentation is included below. Slides accompanying the presentation are included in the second Schedule 14A filed by EnPro on March 6, 2008, which are incorporated herein by reference. A replay of the presentation was made available on March 10, 2008 on EnPro’s website, http://www.enproindustries.com.
Additional Information Concerning Proxy Materials
     EnPro will file a proxy statement in connection with its 2008 annual meeting of shareholders. EnPro shareholders are strongly advised to read the proxy statement and the accompanying proxy card when they become available, as they will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by EnPro with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at EnPro’s website, http://www.enproindustries.com, or by writing to EnPro Industries, Inc., 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Corporate Secretary. EnPro and its directors, nominees and executive officers may be deemed to be participants in the solicitation of proxies for EnPro’s 2008 annual meeting, and detailed information regarding the names, affiliations and interests of these individuals is available in EnPro’s preliminary proxy statement for its 2008 annual meeting of shareholders filed with the Securities and Exchange Commission on March 7, 2008.
Forward-looking Statements
     Statements in the presentation that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. In addition, the estimated liability for early-stage and potential future asbestos claims that may be received, which is highly uncertain, is based on subjective assumptions and is within a range of possible values. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2007, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this presentation to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
Non-GAAP Financial Measures
     The presentation also contains certain non-GAAP financial measures as defined by the Securities and Exchange Commission. EBITDA is segment profit reduced by the amount of segment depreciation and amortization, profit of divested businesses and depreciation and amortization of divested businesses. Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for EnPro.
     Management of EnPro believes that presentation of this information is helpful to understand the impact of certain selected items on EnPro’s reported net income and earnings per share, including items that may recur from time to time. Management believes that presentation of these measures enables users to better compare EnPro’s operating performance to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or discontinued operations. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. Management of EnPro uses these measures in evaluating the company’s operating performance. A reconciliation of these measures is included in the slides accompanying the presentation, which were included in the second Schedule 14A filed by EnPro on March 6, 2008.
Transcript of Presentation
EnPro Industries, Inc.
Davenport Building Materials and Basic Industries Conference
March 6, 2008
Todd Vencil, Davenport
All right. Let’s go ahead and get started again. This thing on, are we going? Welcome back. We weren’t gone too long, I guess. Next up on the agenda, EnPro Industries, and we’ve got the President and CEO, Ernie Schaub, here to talk about EnPro.
Ernie Schaub, President and Chief Executive Officer
Okay. Good morning everyone. Good morning, everyone. Is everyone awake? I’m not the only one out here, okay, good, glad to see you. Okay. Let me see if we can get this show rolling. There you go, forward-looking statements, concerned about the proxy. All right. You guys have read all those things, so you know what all those things will tell you.

Let’s talk about EnPro for those of you who don’t know us. What does EnPro do? We provide a variety of industrial manufactured products for what we call critical applications, some of which are building construction, but mostly I’ll talk for a few minutes about the applications that we have, process industries and related type things. We have a good mix of stable high margin after-market. About half of our business you see here is after-market. We have good clear management strategies and have been very effective over the past six years we’ve been a public company and have led to consistent and profitable growth with good solid cash flow.
Let me show what I mean by good solid sales growth and EBITDA growth. Our sales growth has been about 8%. Almost all of it has been organic growth, very little through acquisitions, and the 8% sales growth is nicely blended with a 15% increase compounded annual growth rate in our EBITDA margins. And you see here margins have grown very nicely as well as EBITDA. As we started out as a public company at about 11, 12%, we are up to about 16% now.
Would you so mind closing that, that’d be great? Thank you.
One of the reasons for our success is that we have good strong brands and leading market shares. These six companies make about 90% of our revenue. And these are companies that are well known. Garlock is clearly the leading manufacturer of seals to the process industries. Stemco has the largest market share of truck wheel-end. Fairbanks Morse produces almost all of the US Navy’s diesel engines for ships. GGB is the largest producer of non-rolling element bearings in the world. CPI is the largest — one of the largest — compressor component manufacturers, compressor components and services. And Quincy is relatively small, but they are a niche player in the air compressor business.
We provide — our products have very, very diverse markets. You can see here the general industry is our largest market. That’s like manufacturing industries or related type things. But we also provide a lot of the chemical and hydrocarbon businesses in form of seals and gasket materials. The heavy-duty truck market is another market, which we provide seals to. Marine transportation is primarily Fairbanks Morse engines. And then we have auto and light truck, which is bearings primarily. And so you see the rest of the markets that we serve.
We serve a lot of very broad market. And importantly, no one customer is critical to us. The largest customer is about 4% of our revenue. It is US Navy. We also have a broad after-market balance. As I told you, about 50% of our product is after-market and 50% is OEM. And you can see that we produce our product mostly in the US, but we also have a good strong presence in Europe and Asia.
When we look at our product mix in our groups, we report in three groups: Sealing Products, Engine Products and Engineered Products. And you can see that Sealing Products and Engineered Products are almost equal in size in revenue base, but Sealing Products because it has a little bit higher after-market content is a little bit more profitable. We’ve gradually moved the balance of these companies so that income is matching revenue proportionally and it’s been a good road for us when we gradually got there.
Let’s talk a little bit about our businesses, so you know a little bit about what we are talking about. Sealing Products, this is our largest group, about 45% of our sales. Here we serve a wide variety of markets, hydrocarbon processing, chemical processing, power generation and so on.

And the primary group here is Garlock. Garlock is our largest single business — a wide variety of sealing and gasket materials, as you see, serving a lot of markets. And these are seals and gaskets, primarily, they are mechanical seals, they are oil seals.
In the trucking side, Stemco has a very large market share providing more seals and gasket materials than anybody else in the industry, to the Class 8 truck vehicle primarily. But they also provide, what we call, fleet information systems. And these are RFI type systems that provide things like tire pressure, the road life ware— things of that nature to the truck and trailer industry. Naturally they provide the wheel seals, bearings and gasket materials as well.
Their performance has been very good for us over the years. Here you see the sales increased about 6% last year and EBITDA only increased about 3% as we continue to invest in our business, and we saw a slight downturn in the trucking business. But overall, this is good replacement business. Our seal after-market is a good replacement business. Essentially what we provide is a relatively low-cost protection for a very high cost vehicle in the case of a truck or trailer, or in case of a refinery or process industry, we provide a relatively cheap product to provide them good protection for sealing and gasket materials in the markets that you see here. We have good market shares in all of our businesses, as I said, great market share, great brand names. And in case of Garlock, we are a worldwide business, and of Stemco, we just started a facility in China in which they will provide sealings and gasket materials to the Chinese market.
Looking at Engineered Products, you see there 43% of our sales. Here we serve a very, very wide market, primarily because GGB sells bearings to virtually any kind of market you can think of, anywhere from seats that you might be sitting on that might be rotating and turning seats to automotive to high-lift vehicles in the industrial markets, the Caterpillars and the John Deeres of the world and so on.
They provide all kinds of bearings for medical applications, a great number of applications you can imagine. Here these are metal-backed bearings and non-rolling element bearings. So these are bearings usually with a steel backing, with a friction type material on the inner surface. This material provides certain characteristics that will let you slide a lot, let you slide a little, be in a corrosive environment and non-corrosive environment, high temperature, heavy load, whatever the application may be they are designed for unique applications. We make three million bearings a day, so we make a lot of bearings a year.
We also provide, as I said to you, Quincy provides air compressors. Air compressors provide — shop air to factories. They use it on oilrigs out in the Gulf Coast. They use it in medical environments, all over the place, factory air is a ubiquitous material essentially. And then CPI is a combination of France Compressor, a good well-known manufacturing company that provided parts for compressor industries, and CPI whom we bought last year.
We use the CPI name because it’s an international name and it more appropriately fits what we do. We provide products for compressors. These are air compressors now, these are not — these are usually gas type compressors that are used to transmit gas throughout the United States or throughout the world, or might be used in a factory to blow air to make plastic bottles and so on.

We provide the replacement parts. We don’t provide the compressors here. It’s a good after-market business for us. And this business, as you might expect, has also done very, very well.
Sales were up 14% and EBITDA has matched it as you see here. And again here its industrial capacity utilization has done the job for us. And with most of our businesses we are a price leader. We generally provide a longer life, better performing product than our competitors. And because of that, we are able to usually get a little bit of a premium on price. Acquisitions have added to our growth. And you can see here that we have a good global presence in all of these businesses here.
Our last segment is Engine Products and Services, and this is comprised of the Fairbanks Morse business. And as I told you earlier, this business provides ships — engines for Navy ships primarily. These are medium-speed diesel engines. You might fit two of them in this room. They are big engines, large — unlike all of our other products. All of our other products you could carry — usually most of them you can carry with you in your car. These products are big engines. And again we provide parts and services for them. We’ve been the exclusive provider to the US Navy for probably 40 years now for all of their medium speed engines needs.
This business was in trouble a couple of years ago. We’ve gradually turned it around here. Sales you see here increased nicely, but very importantly we’ve increased the profitability of this business doing efforts of — combination of efforts in manufacturing and pricing to get us where we needed to be. We also provide these parts — these engines — for a back up power supply, for nuclear power of the hospitals and municipalities.
So this is a pretty reasonable business for us. Unlike all of our other businesses, it’s not a peer based industrial business. So it’s a little bit outside of our normal realm of businesses.
I mentioned to you that we have clearcut strategies and our strategies have been four-pronged, as you see here. We have to continuously improve our operating efficiency through our lean manufacturing effort, move us into new products and new markets, change our mix of business through acquisitions and divestitures, and manage our asbestos liabilities and settlements.
These four strategies have been with us since we started the company, they have been very, very effective. They have been bought into by the company employees. They are really a part of our culture today. And they led us to two very important things; increasing cash flow obviously and growing profitability, which provides shareholder value in the long run.
Let’s talk a little bit about some of these things, what they are. Here is what lean manufacturing has done for us improving the efficiency of our company. We went company-wide in training all of our employees in lean manufacturing.
All right, somebody’s got a phone. It’s a what? It’s a coat. [laughter] Okay, the coat has got its own phone, he brings his own, that’s pretty good, huh? All right. You see what you put up with here sometimes folks? Okay.
We’ve trained all of our employees in lean manufacturing. And to make them aware of it, to come on board with it. It’s led to a lot of great things for us. They come up with good ideas and how to improve the efficiency of the company, but it has also pointed out to us that we have some old antiquated processes. So it’s led us to not only operational improvements that you see here, cost reductions, inventory improvements, response time, on-time delivery, quality et cetera and so forth. But it’s let us to some great facility investments and we’re putting some new facilities as you see here.
And we started out with China, putting a compressor facility in China to assemble and sell compressors in China. And then we put a bearings facility in Slovakia to serve Eastern Europe. And we moved out of a higher cost area in Scotland and moved into Slovakia. And then we’ve put a bearings facility in China, and the seals and bearing industry facility in both India and China. So you can see that we’ve been pretty busy putting up new facilities around the world. In addition, in the US we modernized some facilities in Houston, relocated some businesses to lower costs in Houston and close to our customers in Houston.
We’ve also spent a lot of money over the years at Garlock. We’ve put a five-year program in to take our largest facility in Palmyra, New York, up near, east of Rochester. And that was a facility that was in 26 buildings or so with almost 1 million square feet. We let them come down to less than half a million square feet, about seven buildings, modernized it, upgraded it, and then made a big investment that will be over a five-year period, which will essentially almost pay for itself by the time we get all down with it.
Our second initiative was aimed at new products and new markets. And you can see here that we’ve been successful at building this by raising the number of new product sales — with the amount of sales we are getting from new products. We started out at a pretty low rate about 6 to 7%. We said, if we could get to 20%, which shows you are essentially reinventing yourself over time, you have a good solid company. We are moving toward that direction and we are at about 15%. We put in a lot of programs, voice of customer, we put in new marketing, new engineering people and so on to get new products. And we’ve been successful. Two years in a row our Garlock organization has been named — has had their products named Product of the Year in their industry, which is a nice reflection of the kind of work that we’ve been doing.
Our third initiative was aimed at acquisitions and growth. We had some smaller businesses and product lines that we said we needed to get rid of because either we couldn’t grow them, they weren’t providing the kind of return that we were getting, or they were non-strategic to us in any fashion. And so early on we divested a couple of those product lines, we did that.
We then later on were able to add some product lines, which opened — gave us new products, opened us up to new markets and also added profitability to us and revenue growth. What we seek is products that are kind of in line what we are, complementary type products and let us move into adjacent industries and let us move a little bit more in the company. Obviously we look for things that are accretive quickly and things that will add value to the company and we can absorb, because integration of the businesses, as you may know, through products — integration is important.
Let me show you the types of things that we did. In 2003 — late in 2003 we bought a two and a half year old company. We bought a company called Pikotek headquartered up in Colorado.

This gave us a new opportunity for us in the upstream oil and gas market. This business that we’ve done a nice job and they have done a great jobs themselves actually. We’ve had 85% sales increase in this business since we became partners. Their profitability margins are some of the best we have in the company. Small business and niche business that have just grown nicely and added a lot to our company.
As I’ve talked you last, earlier, we’ve acquired businesses — largest business is CPI — our former France Compressor business. We’ve doubled the size of it. We’ve made it now into one of our larger companies. It came from a smaller operation to a larger part of the company. We are now in Canada, Europe and Asia, which we weren’t very much. We have a lot of new products, which are complementary. And these guys now are feeding off of each other.
They were competitors in many degrees, one providing one product, another providing a different product, and the third providing a different service. We now put them under one umbrella and they are complementing each other buying products and services off of each other and giving us new opportunities in new markets that we haven’t had before.
And then just last week we announced the acquisition of Kaiser Engineering. Kaiser Engineering provides some products that are very similar in market and scope to what we do in our Stemco organization. So we’d be able to use our Stemco sales organization, which is a leader in the field, and complement Kaiser. And we hope to grow Kaiser and Stemco both through that acquisition. But that’s the kind of things that we do in acquisitions.
And we’ve seen that since we became a public company we’ve increased our activities here. In the beginning we couldn’t borrow money, couldn’t get money and nobody knew whether we’d be around. As we increased our strength and our confidence and ability to do that, we’ve made more acquisitions and we’ve added a nice amount of business to us and a nice amount of profitability.
Again, the acquisitions are driven by strategic planning and they are always complementary to our businesses. We’ve had a very disciplined approach. I’ve got to tell you, we’ve turned down a lot more than we’ve acquired over the years now. People seem to think that just because they are for sale, somebody has got to buy them. And we haven’t been in that posture at all.
Our last strategy is aimed around asbestos and managing our asbestos issues here. The asbestos issues came out of our Garlock sealing products. We don’t make asbestos products any more. And in fact, it’s hard to find out how you could ever get an asbestos related disease from our product.
Having said that, we have the issue of defending ourselves in the courts. And when we became a public company, you can see here in the early 2000s we had a large amount of claims against us and a high amount of cash outflows, as you see on the blue lines in the chart on the right. We’ve gradually brought our cash outflows down. We’ve put this into a manageable thing. And the attention that we’ve given the business here, as shown, this is really a cash management issue — and that’s in essence is what it is. We’ve done a nice job in doing that.

Having said all that, we have a good amount of insurance left, almost $400 million of good solid insurance, which will be spread out in payments over the next 10, 11 years. We have no disputes with our insurers about this coverage, so we know it will be paid. We’ve resolved all of those things over the past several years. We make a ten-year estimate. We don’t make it; we have an expert from outside give us a ten-year estimate. That estimate is now about half a billion dollars. And every quarter we adjust that. We take off the quarter that we’ve just paid and it adds on another new quarter. So this is a moving ten-year estimate, which will continue to move forward. It doesn’t include any future legal administrative fees that we do and expenses associated with that. As I said, in our opinion, asbestos is a manageable cash flow issue — just, again, like any thing else it requires good attention.
What does this all lead up to? Well, our company continues to grow. You see that over the years we’ve continued to increase our sales, increase our revenue and our income base. Last year sales were up 11% and margins reached record high levels, up 14%. We’ve had good organic growth. We’ve seen our European markets improve. And as you can expect, the acquisitions are starting to contribute to our revenue growth.
On the EBITDA side, our programs for cost improvement lean manufacturing continue to bear fruitful productivity improvements. And pricing, as you see, commodity prices are going up, it enables us to pass through some of these pricing characteristics. We’ve also seen, as I showed you, a great improvement in our engine business, which has helped us nicely.
All in all, you see what that does to our cash flow. You see cash flow has improved very nicely. Each and every year we’ve been a public company since 2004, we’ve made some investments. And the net — the adjusted earnings per share you see here also grown very very nicely as a public company. And these are before asbestos and other related charges. So you can see the kind of growth that we’ve had in the organic operations of the company. And asbestos tends to be a bit sporadic.
So when we look at what we have in front of us, we have a capital management policy that’s designed for flexibility. It allows us to support our strategies, which are investing in our business and pursuing small bolt-on acquisitions that add value. This is very important to us because we believe that we need to continue to grow as a company to make our asbestos liability a manageable issue.
And we’ve been able to identify enough of these small acquisitions that we are going to acquire and integrate them nicely in the company. And again, they generate nice IRRs that are complementary to our businesses. And we have both at the business unit level and the corporate level a pipeline that we continue to look at in investigating and filling in these businesses.
We also need a certain amount of liquidity to protect the company. In the past, we had an adverse asbestos judgment against us, in which we were forced to post a bond and that required a large amount of cash for us to post. And that fact we had it on hand made it readily available to us to do. We also see, as you all know, an economic time period coming up with great uncertainty. So our practice is to keep some amount of cash on hand modestly.

But when appropriate, when we see the opportunity and there is nothing else on the horizon, we would return cash to shareholders to maintain our program. Speaking of which, we authorized $100 million share repurchase. $50 million of which we did complete already through an ASR and another $50 million we’ll complete in the open market over the next 12 to 18 months. So we’ve purchased about 1.7 million shares. And again the program allows us to return some cash to shareholders but continue to execute the strategies which has given us the growth in both the acquisition side and organically.
Finally I’d point out to you that we continue to receive good grades from the ISS. We have a non-executive chairman. We’ve always had this since day one. We have a very, very independent Board. And I got to tell you they are independent—I’m the only insider—but they are also independent in thought. And they are a group of people who are highly qualified. Five of them are former CEOs. They all have public experience. And they are a really solid board in that respect. And we’ve been consistently rated in the top 20% of our peers at ISS, which is a nice thing.
As many of you know, in the next several months or so, I’ll be retiring. A CEO search is in process. We’ve completed the search. We have a candidate that we are close to announcing. And this candidate understands our strategies, knows where we are going as a company and is ready and willing to lead us there in this process. And the board supports those policies and is ready obviously to continue with them.
So as we look forward for the rest of this year, what we see is typical market conditions. The first half of the year we use the investable cash in the businesses as we build inventories and we see the seasonal activity associated with that. But we also see that the business economic conditions are a little bit shaky the first half of the year. In spite of that, we see that we will continue to expect improvements in our businesses.
The second half of the year, everybody is expecting to get stronger. And traditionally for us it’s a little bit stronger part of the year as well. We see the overall markets improved by the end of the year, that the acquisitions that we’ve had, the new products that we’ve introduced and the geographic expansions that we’ve done should add to increase sales and earnings growth as the year goes on.
We also expect cash flows to improve. As I said, in the first of the year we tend to use more cash than the second half. And we will keep our focus on increasing shareholder value through organic growth, through acquisitions or any other ways that we see that we can add value to our shareholders.
In summary, we believe we are positioned for continued success. Our businesses have very strong operating characteristics, a broad base of customers in critical industries. We’ve got great brand names, leading market shares, good after-market presence. I’ve told you more that — about half of our business is in after-market. We have a track record of great financial earnings and performance, good strong cash flow. We maintain relatively conservative balance sheet with a judicious look at how we can provide value to our shareholders. We’ve had proven and effective management strategies, which resulted in the kind of performance that you’ve seen over the past five years.
With that, I’ll answer if there is any questions. Yes, sir.
Q&A
Q: [Low Audio]
A — Ernie Schaub: We did look at both internal and external. The question was, the CEO candidate, is it internal or external candidate. We looked at both internal and external, and have gravitated toward an external candidate and he is a CEO of a public company. Yes, sir.
Q: [Low Audio]
A — Ernest Schaub: Let’s hear Bill Dries, our CFO. Bill, you want to have a shot at that?
A — Bill Dries: [Low Audio]
Q: [Low Audio]
A — Bill Dries: The number of claims over the last five years, Ernie showed a slide before, we’ve seen a precipitous drop in the number of claims. We were at the high of over 44,000 in ’03. This past year we were about 5,500. So it’s come down fairly dramatically.
Q: And does the new CEO have any — the new CEO candidate have any experience in the asbestos world? Is there something that can be done to resolve the issue [Low Audio]? Does that help you in any way in negotiating to resolve [Low Audio]?
A — Ernie Schaub: Let me see where this question — the first part of the question, does the CEO candidate have asbestos experience? Not specific to my knowledge. Okay? I think he has been in the asbestos related industries, but not specific as we have. Thank God, there is not a lot of people that have that kind of experience. The second part of the question is, is there a resolution —
Q: Could there be a resolution on the high profile situation? Does that give you more power or is there some silver bullet out there that puts this to bed, so you don’t have to talk about it [Low Audio]?
A — Ernest Schaub: Is there a resolution of some sort to the asbestos issue? Only Congress can provide a resolution to the asbestos issue, to be honest. Our strategy has been to make this is a cash management issue and to continue to increase the company size and make asbestos a smaller part of our issues. As I’ve told somebody, when we first started as a public company we were spending $70 million a year on asbestos settlements and we had 700 million revenue, which was about 10% of our revenue essentially. Today we are about a billion dollar company. We are spending about 30, 37. So it’s a 3% issue. Our objective is to continue to move in that direction. Another question? Go ahead.
Q: [Low Audio]

A — Ernie Schaub: The question is, how our acquisition price has been? They have been mixed. A year ago they were a lot higher than they are today. The expectations in multiples you just you know you can cite many cases. Any time we get involved in an auction, we ended up quickly dropping out. We generally seek acquisitions of family related businesses in which we can negotiate. And so we’ve seen expectations that are reasonable in most cases. We haven’t ventured into the higher profile type activities and seen. So I don’t want to say there’s a general trend has been dropping down, I don’t say that yet, because we’ve been able to pick up some pretty cheap even a year ago. Yes, sir, in the back.
Q: [Low Audio]
A — Ernie Schaub: Typically Bill, about $30 million — and 30, 35 a year. And the same thing, actual settlement expenses.
Q: So you added everything with more like $800 million over the next ten years, is that a fair way [Low Audio]?
A — Ernie Schaub: But those expenses have also been coming down a little bit. I think —
A — William Dries: We expect those expenses to come down over time as well. So there’s no realistic way to project how that will come down, but we expect that to decline over time as well.
A — Ernie Schaub: Yes. As we see these number of cases come down, so are the legal expenses and fees come down. Yes, we got a question back here? Yes.
Q: Yes. On the acquisition [Low Audio]
A — Ernie Schaub: The question is, how much capital we spent — we put forth for acquisitions. I think it depends on what opportunities come forward. We don’t say we are definitely going to buy X amount every single year or do something of that nature. We seek out companies again that will be accretive to us, that are synergistic to us very quickly and very closely aligned to our strategy and where we are going. And if we don’t find them, we don’t do them.
Q: [Low Audio]
A — Ernie Schaub: That’s a good question. And that’s why balances are very important issue. You have — a couple of issues we’ve got; one, we returning it to shareholders; you got two, keeping a reserve for asbestos; and three, carrying out your strategies. And that’s why the balancing act is very, very important. And so we didn’t deplete our cash reserves as much as might have been already requested. We didn’t think that was prudent at this time to do and we want to keep money in reserve. But we also saw that we don’t have within the next short — relatively short time period — an imminent acquisition on hand. So with that, we thought it was prudent that we could do this transaction. And so that’s why we did $50 million immediately and the other $50 we said depending on economic conditions, asbestos and other things that go along, we will do that appropriately. Bill?

A — Bill Dries: Let me just add, we — the companies themselves are pretty good cash flow generators and not very capital intensive. And we should — at the current level, we should be generating $50 to $60 million of free cash flow after our asbestos payments on an annual basis. So we — to Ernie’s point — we’ve looked at this whole share buyback issue fairly closely and based on our internal projections, we’ve put forth a program that we think will enable us to not only return capital to shareholders but continue to grow the business, reinvest and generate cash.
A — Ernie Schaub: Okay. All right. Well, thank you very much. We have a session down the hall. It’s that way, I believe — Metropolitan Room and we’d be ready to answer any other questions you might have. Thanks very much for joining us today. We appreciate it.